EXHIBIT 99.1

Federal-Mogul Reports Strong Sales and Profit Improvement in Q2 2010

All Operating Segments Achieve Year-over-Year Sales Increases in all Regions with

Significant EBITDA Improvement in all Units

Southfield, Michigan, July 29, 2010 . . . Federal-Mogul Corporation (NASDAQ: FDML) today reported its second quarter 2010 financial results, with sales of $1.6 billion, 23 percent higher versus Q2 2009, strong gross margin of $274 million or 17.1 percent and net income of $49 million or $0.49 per diluted share.  Analysts’ consensus earnings expectation was $0.32 per share for Q2 2010.

Financial Summary ($ millions, except per share)	2010 Q2	2009 Q2	B/(W)

Net Sales	$1,598	$1,304	$294

Gross Margin	274	198	76
pct. of sales	17.1%	15.2%	1.9	pts.

SG&A	(165)	(170)	5
pct. of sales	10.3%	13.0%	2.7	pts.

Net Income	49	3	46
attributable to Federal-Mogul

Earnings Per Share	0.49	0.03	0.46
in dollars, diluted EPS

Operational EBITDA[1]	203	133	70
pct. of sales	12.7%	10.2%	2.5	pts.

Cash Flow2 Before Acquisition	47	6	41
Cash Flow[2]	8	6	2

“Federal-Mogul’s results in the second quarter of 2010 show our ability to deliver strong financial performance by converting incremental revenue to profitability due to our continued focus on efficiently managing our cost base established during 2009,” said José Maria Alapont, president and chief executive officer. “Federal-Mogul‘s margins, both in absolute terms and as a percentage of sales, are significantly higher than a year ago and we have strongly improved year-over-year cash flow.”

For the first half of 2010, compared to the same period one year ago, Federal-Mogul converted additional sales of $545 million into additional net income of $161 million, a conversion rate of 30 percent.

The company’s stronger sales performance is the result of market share gains in all regions and markets, on top of a significant improvement in global automotive original equipment light vehicle and commercial vehicle market demand. Federal-Mogul’s sales in Q2 2010 of $1,598 million improved 23 percent, versus $1,304 million recorded during the same period one year ago.  The company’s original equipment sales increased in North America by 81 percent, Asia Pacific by 46 percent and Europe by 31 percent. Federal-Mogul’s growth in key developing markets continued strong with year-over-year growth of 63 percent in China and 20 percent in India.

Gross margin in Q2 2010 was $274 million or 17.1 percent of sales versus $198 million or 15.2 percent in Q2 2009, a two percentage point improvement.  Federal-Mogul recorded SG&A expense of $165 million or 10.3 percent of sales during Q2 2010, versus $170 million or 13.0 percent of sales in Q2 2009. “SG&A expense control remains a key focus as we strive to enhance profitability while supporting the sales increase of 23 percent,” Alapont said.

The company earned net income of $49 million or $0.49 per diluted share in Q2 2010 versus net income of $3 million or $0.03 per diluted share in Q2 2009. The company has reported positive net income for the last four quarters, reflecting the benefit of its revenue diversification, cost management focus, leading technology and innovative products.

Operational EBITDA in Q2 2010 was $203 million or 12.7 percent of sales, 53 percent higher than operational EBITDA of $133 million or 10.2 percent of sales in Q2 2009.  EBITDA, in absolute terms and as a percent of sales, improved in every reporting segment of the company, demonstrating Federal-Mogul’s ability to increase efficiency, offset the impact of weaker currencies and commodity price increases and compensate for regional markets where light vehicle production remains low.

The company generated strong positive cash flow of $47 million during Q2 2010 and internally funded the recent $39 million strategic acquisition of the Daros Group, a well-recognized manufacturer of large bore piston rings.  Net of the acquisition price, cash flow for Q2 2010 was $8 million.  Consistent, strong cash management and operating performance generated cash flow of $97 million, before the acquisition, for the first six months of 2010 and over $400 million for the last 12 months.

The company maintains solid liquidity with over $1 billion cash and an undrawn $500 million revolver.  “This ability to generate significant cash flow, contain costs in the face of a significant volume increase and deliver strong earnings is indicative of the strength of the company's sustainable global profitable growth strategy,” Alapont said.

“Our strong second quarter earnings and cash flow performance demonstrates once again that we are on the right track,” Alapont said.  “The company’s commitment to leading technology and innovation to drive growth in developing markets was recently confirmed with the official grand opening of our Asia Pacific Headquarters and Technical Center.  Federal-Mogul’s 100,000 square foot facility in Shanghai contains some of the most sophisticated development, testing and analysis equipment in our global engineering network.  We already manufacture in Asia Pacific the main products in our portfolio within our 21 manufacturing sites located in the region, supporting leading light vehicle, heavy-duty and aftermarket customers. We remain committed to enhancing and developing our presence in the Asia Pacific region.”

“The company’s recent acquisition of the Daros Group will expand Federal-Mogul’s global presence and portfolio of energy, industrial and transport products.  Both of these initiatives demonstrate our growth and focus on developing innovative solutions to meet the increasing requirements of our customers and solve the industry’s most pressing challenges for fuel efficiency, emissions reduction and improved vehicle safety.  Through strong financial performance, customer satisfaction and leading technology, we are demonstrating our capability to generate sustainable global profitable growth,” Alapont concluded.

1 Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11-related reorganization expenses, gains or losses on the sales of businesses, and the expense relating to U.S.-based funded pension plans.

2  Cash flow is equal to net cash provided by operating activities less net cash used by investing activities, as set forth on the attached statement of cash flows, excluding cash received from the 524g trust and impacts of the Chapter 11 plan of reorganization.

About Federal-Mogul
Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees.  Federal-Mogul was founded in Detroit in 1899.  The company is headquartered in Southfield, Michigan, and employs approximately 43,000 people in 34 countries. Visit the company’s website at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute "Forward-Looking Statements." Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACTS:	Jim Burke (248) 354-4530 for media questions

David Pouliot (248) 354-7967 for investor questions

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(Millions of Dollars, Except Per Share Amounts)

Net sales	$1,598	$1,304	$3,087	$2,542
Cost of products sold	(1,324)	(1,106)	(2,559)	(2,186)

Gross margin	274	198	528	356

Selling, general and administrative expenses	(165)	(170)	(349)	(355)
Interest expense, net	(32)	(34)	(65)	(68)
Amortization expense	(12)	(12)	(24)	(24)
Equity earnings of non-consolidated affiliates	10	3	17	4
Restructuring expense, net	(5)	(1)	(6)	(40)
Other (expense) income, net	(2)	13	(23)	27

Income (loss) before income taxes	68	(3)	78	(100)
Income tax (expense) benefit	(18)	10	(11)	6

Net income (loss)	50	7	67	(94)
Less net income attributable to noncontrolling interests	(1)	(4)	(4)	(4)

Net income (loss) attributable to Federal-Mogul	$49	$3	$63	$(98)

Income (loss) per common share:

Basic	$0.50	$0.03	$0.64	$(0.99)

Diluted	$0.49	$0.03	$0.63	$(0.99)

Basic shares outstanding (in millions)	98.9	98.9	98.9	98.9
Diluted shares outstanding (in millions)	99.4	99.3	99.4	99.3

FEDERAL-MOGUL CORPORATION
Consolidated Balance Sheets

	(Unaudited) June 30	December 31
	2010	2009
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$1,020	$1,034
Accounts receivable, net	1,119	950
Inventories, net	803	823
Prepaid expenses and other current assets	211	221

Total current assets	3,153	3,028

Property, plant and equipment, net	1,685	1,834
Goodwill and other indefinite-lived intangible assets	1,452	1,427
Definite-lived intangible assets, net	491	515
Other noncurrent assets	303	323

	$7,084	$7,127
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$97	$97
Accounts payable	611	537
Accrued liabilities	416	410
Current portion of postemployment benefit liability	59	61
Other current liabilities	152	175

Total current liabilities	1,335	1,280

Long-term debt	2,757	2,760
Postemployment benefits	1,105	1,298
Long-term portion of deferred income taxes	494	498
Other accrued liabilities	203	192

Shareholders’ equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares; none issued)	-	-
Common stock ($.01 par value; 450,100,000 authorized shares; 100,500,000 issued shares; 98,904,500 outstanding shares as of June 30, 2010 and December 31, 2009)	1	1
Additional paid-in capital, including warrants	2,150	2,123
Accumulated deficit	(450)	(513)
Accumulated other comprehensive loss	(576)	(571)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	1,108	1,023
Noncontrolling interests	82	76
Total shareholders’ equity	1,190	1,099

	$7,084	$7,127

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30
	2010	2009
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net income (loss)	$67	$(94)
Adjustments to reconcile net income (loss) to net cash provided from (used by) operating activities:
Depreciation and amortization	162	158
Cash received from 524(g) Trust	-	40
Payments to settle non-debt liabilities subject to compromise, net	(16)	(50)
Loss on Venezuelan currency devaluation	20	-
Equity earnings of non-consolidated affiliates	(17)	(4)
Cash dividends received from non-consolidated affiliates	24	-
Change in postemployment benefits, including pensions	(4)	28
Gain on sale of debt investment	-	(8)
Change in deferred taxes	(22)	(4)
Gain on sale of property, plant and equipment	(2)	-
Changes in operating assets and liabilities:
Accounts receivable	(212)	(105)
Inventories	(21)	29
Accounts payable	106	(138)
Other assets and liabilities	92	29
Net Cash Provided From (Used By) Operating Activities	177	(119)

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(98)	(88)
Payments to acquire business	(39)	-
Net proceeds from the sale of property, plant and equipment	2	-
Net settlement from sale of debt investment	-	8
Net Cash Used By Investing Activities	(135)	(80)

Cash Provided From (Used By) Financing Activities
Principal payments on term loans	(15)	(15)
Decrease in other long-term debt	(2)	(2)
Increase (decrease) in short-term debt	5	(3)
Net payments from factoring arrangements	(12)	(4)
Net Cash Used By Financing Activities	(24)	(24)

Effect of Venezuelan currency devaluation on cash	(16)	-
Effect of foreign currency exchange rate fluctuations on cash	(16)	22
Effect of foreign currency fluctuations on cash	(32)	22

Decrease in cash and equivalents	(14)	(201)

Cash and equivalents at beginning of period	1,034	888

Cash and equivalents at end of period	$1,020	$687

FEDERAL-MOGUL CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Millions of Dollars)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Net income (loss)	$50	$7	$67	$(94)
Depreciation and amortization	81	81	162	158
Interest expense, net	32	34	65	68
Income tax expense (benefit)	18	(10)	11	(6)
Restructuring expense, net	5	1	6	40
Adjustment of assets to fair value	4	1	8	1
Expense associated with U.S. based funded pension plans	13	17	26	33
Other	-	2	(4)	3
Operational EBITDA	$203	$133	$341	$203

Net cash provided from (used by) operating activities:	$97	$41	$177	$(119)

Adjustments:
Cash received from 524(g) Trust	-	-	-	(40)
Net payments for implementation of the Plan, including settlement of non-debt liabilities subject to compromise	2	1	16	50

Cash provided from (used by) operations, excluding the impacts of the Plan	$99	$42	$193	$(109)
Cash used by investing activities	(91)	(36)	(135)	(80)
Cash flow	$8	$6	$58	$(189)

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains and losses on the sales of businesses, and the expense relating to U.S.based funded pension plans.

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